Exhibit 10.1

CREDIT AGREEMENT
dated as of
September 15, 2014
by and among
ACP RE LTD.,
LONDON ACQUISITION COMPANY LIMITED,
ACP RE HOLDINGS, LLC,
THE LENDERS PARTY HERETO
and
AMTRUST FINANCIAL SERVICES, INC.
as Administrative Agent

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

SCHEDULES:

Schedule A    – Material Subsidiaries
Schedule B     – Tower Companies
Schedule C    – Disclosure Schedule to Article III
Schedule 2.01    – Commitments
Schedule 3.03(c)    – Conflicting Agreements
Schedule 3.15    – Subsidiaries
Schedule 6.01    – Existing Indebtedness
Schedule 6.02    – Existing Liens

iii

CREDIT AGREEMENT
CREDIT AGREEMENT (this “Agreement”) dated as of September 15, 2014, by and among ACP RE LTD., a Bermuda exempted company (“ACP”), LONDON ACQUISITION COMPANY LIMITED, a Bermuda exempted company and wholly‑owned subsidiary of ACP (“Merger Sub” and, together with ACP, collectively, the “Borrower”), ACP RE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”) and owner of 100% of the Equity Interests (as defined below) of ACP, as a Guarantor, the LENDERS from time to time party hereto, and AMTRUST FINANCIAL SERVICES, INC., a Delaware corporation, as Administrative Agent.
RECITALS
WHEREAS, pursuant to that certain Merger Agreement, dated as of January 3, 2014, by and among ACP, Merger Sub and Tower Group International, Ltd. (“Tower”), a Bermuda insurance holding company, as amended on May 18, 2014 (as further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), ACP will acquire Tower and its Subsidiaries through the merger of Merger Sub with and into Tower, with Tower surviving such merger (the “Merger”); and
WHEREAS, following the Merger and as a result thereof, Tower will become a wholly‑owned Subsidiary of ACP and a Borrower hereunder.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ACP Adjusted EBITDA” means, for any applicable period, ACP Net Income, plus, (a) without duplication and to the extent deducted in determining ACP Net Income, the sum of (i) ACP Interest Expense, (ii) income tax expense, (iii) the aggregate amount of depreciation and amortization, and (iv) other non‑cash expenses, less (b) without duplication and to the extent taken into account in determining ACP Net Income, non‑cash revenue, all in accordance with GAAP applied on a consistent basis and without regard to any extraordinary, non‑recurring or similar items of gain or loss.
“ACP Current Assets” means, at any date of determination, and with respect to ACP on an ACP Stand Alone Basis, the sum of (without duplication) (a) cash, (b) cash equivalents, (c) marketable securities (including Investments in Affiliates that constitute marketable securities), and (d) other current assets (including the outstanding balance of funds and investments in the Reserve Account), owned free and clear of Liens (other than Liens in favor of the Administrative Agent), determined pursuant to and in accordance with GAAP applied on a consistent basis.
“ACP Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) the sum of (without duplication) (i) ACP Adjusted EBITDA for the Test Period, (ii) the Amounts Available for Dividends as at the end of the Test Period, (iii) dividends received by ACP for the applicable period from Subsidiaries of ACP (including Tower and its Subsidiaries) during the Test Period and (iv) the outstanding balance of funds and investments in the Reserve Account, to (b) the sum of (without duplication) (i) the aggregate amount of all regularly scheduled principal payments on ACP Total Debt for the next succeeding

(A) fiscal quarter immediately following the close of the Test Period for each of the first three Test Periods, until there have been four successive fiscal quarters following the Effective Date, and (B) four fiscal quarters immediately following the close of the fourth and each following Test Period (it being understood and agreed that the scheduled payment of all amounts owing under this Agreement on the Maturity Date shall not be deemed a regularly scheduled principal payment for purposes of calculating the ACP Fixed Charge Coverage Ratio), (ii) ACP Interest Expense for the Test Period and (iii) ACP Shareholder Distributions made and received during the Test Period, pursuant to and in accordance with GAAP applied on a consistent basis.
“ACP Interest Expense” means, for any applicable period, the total interest expense of ACP (including expense in the nature of interest on account of Capital Lease Obligations) determined on an ACP Stand Alone Basis pursuant to and in accordance with GAAP applied on a consistent basis.
“ACP Leverage Ratio” means, at any date of determination, the ratio of (a) ACP Total Debt to (b) ACP Total Capitalization.
“ACP Net Income” means, for any applicable period, the net income of ACP on an ACP Stand Alone Basis in accordance with GAAP applied on a consistent basis.
“ACP Net Worth” means, as of any date of determination, the Net Worth of ACP determined on an ACP Stand Alone Basis pursuant to and in accordance with GAAP applied on a consistent basis after appropriate deduction for any minority interests in Subsidiaries.
“ACP Shareholder Distributions” means, collectively, all payments, dividends or distributions made by ACP to Holdings or any other holder of Equity Interests of ACP.
“ACP Total Capitalization” means, as at any date of determination, the sum of (a) the principal amount of all outstanding ACP Total Debt and (b) ACP Net Worth.
“ACP Total Debt” means, as at any date of determination, all Indebtedness of ACP determined on an ACP Stand Alone Basis, less the sum of the following: (a) the aggregate principal amount outstanding in respect of ACP’s obligations to repurchase securities pursuant to Repurchase Agreements; and (b) the aggregate amount of the Repurchase Liability of ACP. Notwithstanding the foregoing, Indebtedness in respect of letters of credit shall not be included in the determination of ACP Total Debt to the extent any such letter of credit is undrawn at the date of determination.
“ACP Stand Alone Basis” means, in connection with the calculation of the Financial Covenants, ACP on consolidated basis pursuant to and in accordance with GAAP applied on a consistent basis, but without regard to Tower and Subsidiaries thereof. For the avoidance of doubt, it is understood and acknowledged that, for purposes of the calculation of the Financial Covenants, the Subsidiaries of ACP shall be disregarded unless they are acquired or become Subsidiaries after the Effective Date and other than as a result of the Merger.
“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any Wholly Owned Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn‑outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve (if any) required under GAAP to be established in respect thereof by the Borrower and its Subsidiaries.
“Acquisition Documents” means, with respect to any Permitted Acquisition, any acquisition agreement or purchase agreement entered into by the Borrower and/or any of its Subsidiaries in respect of such Permitted Acquisition and any other related agreements and instruments executed and delivered by the Borrower and/or any of its Subsidiaries in connection therewith.
“Administrative Agent” means AmTrust, in its capacity as administrative agent for the Lenders hereunder, and any successor Administrative Agent appointed pursuant hereto.
“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent a pledge of the Equity Interests of such Foreign Subsidiary would cause a Deemed Dividend Problem.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitment” means Two Hundred Fifty Million Dollars ($250,000,000), which is the aggregate of the Commitments of all of the Lenders.
“A.M. Best Company” means A.M. Best Company, Inc., and any successor thereto.
“Amounts Available for Dividends” means (a) as of the end of the first, second and third fiscal quarters of any fiscal year of ACP, the maximum cash dividends, distributions or similar payments on account of Equity Interests available to ACP from its Subsidiaries on such date (without prior approval from any Applicable Insurance Regulatory Authority), calculated based on the dividends, distributions or similar payments on account of Equity Interests available for the then most recently ended Test Period but not to exceed the maximum cash dividends, distributions or similar payments on account of Equity Interests allowed by regulators without prior regulatory approval on any such date of determination, and (b) as of the end of the last fiscal quarter of any fiscal year of ACP, the maximum cash dividends, distributions or similar payments on account of Equity Interests available to ACP from its Subsidiaries as of the first day of the immediately succeeding fiscal year of ACP (without prior approval from any Applicable Insurance Regulatory Authority).
“AmTrust” means AmTrust Financial Services, Inc., a Delaware corporation.
“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (a) the insurance department or similar Governmental Authority located in the state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by the Borrower or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.
“Asset Sale” means any Disposition or series of related Dispositions to any Person (other than the Borrower and its Subsidiaries); provided, that an Asset Sale shall not include the following: (a) any Disposition permitted pursuant to Section 6.05(a) or Section 6.05(b) (excluding any such sales by operations or divisions discontinued or to be discontinued); (b) any sale or other disposition of cash and Eligible Investments; provided, that in the case of Eligible Investments, (x) investments in such Eligible Investments were permitted by Section 6.04(b) and (y) such sale or disposition is made solely for and in connection with the Borrower’s investment portfolio and in accordance with the Investment Policy of the Borrower; and (c) any sale by the Borrower of its own Equity Interests. For avoidance of doubt, but without limiting the definition of Asset Sale in any manner, any of the following shall be deemed to be an “Asset Sale:” (i) any Disposition of any Equity Interest of any Subsidiary; (ii) any Disposition of any assets constituting a business, business unit or division of, or all or substantially all of the business or property of any Person; and (iii) any Disposition of any Equity Interest of any Person (other than any Subsidiary) so long as such Equity Interests were not owned by the Borrower or any of its Subsidiaries solely for investment purposes for the Borrower’s or such Subsidiary’s investment portfolio in accordance with the Borrower’s or such Subsidiary’s Investment Policy, as applicable.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” means, collectively, on a joint and several basis, (a) ACP, and (b)(i) prior to the Merger, Merger Sub and (ii) following the Merger, Tower (as surviving entity as a result of the Merger).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (excluding all obligations under operating leases required by the Financial Accounting Standards Board to be classified or accounted for as capital leases), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” shall be deemed to have occurred if:
(a)    one or more of the Permitted Holders (collectively) cease to own and control, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings;
(b)    one or more of the Permitted Holders (collectively) cease to own and control Equity Interests representing more than 35% of the total economic interests of the Equity Interests of Holdings;
(c)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings; or
(d)    Holdings ceases to own 100% of the Equity Interests of ACP.
“Change in Law” means, as and to the extent applicable to any Lender, the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing” has the meaning assigned to such term in the Merger Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party, any of their respective Subsidiaries and any other Person who has granted a Lien to the Administrative Agent for the benefit of the Lenders, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or the Administrative Agent for the benefit of the Administrative Agent and the Lenders, whether under this Agreement, the Security Documents or under any other documents executed by any such Persons and delivered to the Administrative Agent; provided, however, the term “Collateral” shall not include any Excluded Assets, but if and when such property ceases to be Excluded Assets, such property shall be deemed at all times from and after the date thereof to constitute Collateral. For the avoidance of doubt, “Collateral” shall include all Equity Interests and rights in and to Indebtedness held by the Loan Parties.

“Commercial Lines Master Agreement” means the Amended and Restated Commercial Lines Master Agreement between ACP and AmTrust dated as of July 23, 2014, as amended, restated, supplemented or otherwise modified from time to time.
“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.
“Contingent Earn‑Out Payments” means, collectively, the aggregate earn-out consideration, if any, that becomes due and owing from either Lender (or Affiliate thereof) to the Borrower at any time after the Effective Date under and pursuant to the Commercial Lines Master Agreement, the Personal Lines Master Agreement, and/or related bills of sale, agreements, documents and instruments.
“Contract Rate” means a fixed annual rate of interest of seven percent (7%).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” has the meaning assigned to such term in Section 3.20.
“Convertible Notes” means the 5.00% Convertible Senior Notes, due September 15, 2014, that were issued by Tower Group Inc., pursuant to the terms of the Indenture, dated as of September 20, 2010, by and between Tower Group Inc. and U.S. Bank National Association, as trustee.
“Controlled Entities” means, with respect to any Family Trust, the corporations, limited liability companies, trusts, partnerships or other similar entities that are assets of such Family Trust and are controlled by such Family Trust.
“Credit Party” means the Administrative Agent or any other Lender.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means a rate per annum equal to the Contract Rate plus two percent (2%).

“Deferred Acquisition Payment” means any payment in respect of any obligation of the Borrower or a Wholly Owned Subsidiary, whether fixed or contingent, including obligations in respect of deferred purchase price, earn‑outs or other contingent payments (whether based on revenue or otherwise), arising under any Acquisition Document entered into after the Effective Date in connection with any Permitted Acquisition, which payment is payable to the seller or sellers thereof following the closing of such Permitted Acquisition.
“Disposition” means a sale, lease or sub‑lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, notes and accounts receivable and the Equity Interests of the Borrower’s Subsidiaries.
“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety‑one (91) days following the final maturity date of the Loans (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is ninety‑one (91) days following the final maturity date of the Loans, or (c) is entitled to receive scheduled dividends or distributions (excluding tax distributions) in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Borrower other than a Foreign Subsidiary.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Investments” means (a) Permitted Investments, (b) investments in debt and/or equity securities, (c) investments in loan portfolios, (d) investments in derivatives and other financial instruments and (e) Repurchase Agreements.
“Embargoed Person” has the meaning assigned to such term in Section 3.19.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests or limited liability interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Issuance Proceeds” means any cash received by the Borrower after the Effective Date from any contributions made to the Equity Interests of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Cash Flow” means the sum of the following (without duplication): (a) Contingent Earn‑Out Payments that are not applied on account of interest payments due and owing in respect of the Loan pursuant to and as permitted by Section 2.13(e); (b) to the extent the Regulated Insurance Companies are not prohibited under Requirements of Law or by contractual restrictions from paying dividends, distributions or similar payments on account of Equity Interests to the Borrower, 100% of the Net Cash Proceeds thereof in excess of $2,500,000: (i) of all non‑ordinary course asset sales or other dispositions of property by the Regulated Insurance Companies (including, without limitation, insurance and condemnation proceeds) after the Effective Date, other than Net Cash Proceeds thereof which are used or allocated by the Regulated Insurance Companies in accordance with the criteria and other conditions set forth in Section 2.11

(c); and (ii) received by the Regulated Insurance Companies from the issuance of Equity Interests after the Effective Date; (c) cash in a dollar ($) amount, calculated at the end of each Test Period, equal to the positive difference (if any) between (i) the actual amount of ACP Adjusted EBITDA for such Test Period, and (ii) the amount of ACP Adjusted EBITDA required for that Test Period to have an ACP Fixed Charge Coverage Ratio of (but not more than) 1.75:1.00; and (d) 100% of Net Cash Proceeds received by the Borrower or any Subsidiary pursuant to the Retrocession Agreement and not applied as a mandatory prepayment of principal under Section 2.11(b)(v) by virtue of the provisions of Section 2.11(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means, collectively, (a) any permit, lease, license, contract, instrument or other agreement held by any Loan Party that would require the consent of any Person other than a Loan Party as a condition to the creation by any Loan Party of a Lien thereon in favor of the Administrative Agent and such consent has not been obtained and is still required, or any permit, lease, license, contract, instrument or other agreement held by any Loan Party to the extent that any legal requirement prohibits the creation of a Lien thereon in favor of the Administrative Agent, but only, in each case, to the extent, and for so long as, such requirement is not terminated or rendered unenforceable or otherwise deemed ineffective by agreement or law, (b) any Property of a Regulated Insurance Company that is not a Subsidiary Guarantor (provided that Equity Interests in Regulated Insurance Companies shall not be considered an Excluded Asset and, therefore, shall be part of the Collateral), (c) any Equity Interest of any Affected Foreign Subsidiary in excess of the Applicable Pledge Percentage and (d) upon the Borrower’s request, any Property under which the Administrative Agent reasonably determines that the cost, burden or consequences (including adverse tax consequences) to Lenders or Borrower exceeds the practical benefit of obtaining a Lien in such Property; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Asset (unless such proceeds, substitutions or replacements would constitute “Excluded Assets” as defined above).
“Excluded Taxes” means, with respect to any payment made by the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income, in each case, (i) imposed by the United States of America or any state or political subdivision thereof, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located; (c) in the case of a Non‑U.S. Lender, any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non‑U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non‑U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a); and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning assigned to such term in Section 3.19.
“Extraordinary Receipts” means any tax refunds, pension plan reversions, insurance proceeds, indemnity payments, purchase price adjustments (excluding working capital adjustments) under acquisition agreements, litigation proceeds and other similar receipts) received by the Borrower after the Effective Date; provided, that Extraordinary Receipts shall not include Contingent Earn-Out Payments that are used to fund the Reserve Account.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.
“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual or a Family Member of such individual serves as trustee or in a similar capacity and has sole control.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Financial Covenants” means, collectively, the financial covenants set forth in Sections 6.14(a), 6.14(b) and 6.14(c).
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.19.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” means any Subsidiary of the Borrower which is organized under the laws of any jurisdiction outside of the United States.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GRAT” means the Michael Karfunkel 2005 GRAT, a trust formed under the laws of the State of New York pursuant to an Agreement dated June 28, 2005, between Michael Karfunkel, as grantor, and Michael Karfunkel and Leah Karfunkel, as initial Trustees (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Trust Agreement”), and any Family Trust into which the property of the GRAT may pass pursuant to the Trust Agreement.
“Guarantee” of or by any Person, including, without limitation, Holdings and each of the Borrower’s Subsidiaries (the “guarantor”), means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Insurance Products. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means, individually and collectively, as appropriate, Holdings and each Subsidiary Guarantor and each other Person that becomes a guarantor of all or part of the Obligations after the Effective Date pursuant to Section 5.11(e) or otherwise.
“Guaranty” means that certain Guaranty and Suretyship dated the date hereof executed by the Guarantor in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which each Guarantor guarantees the prompt payment and performance of the Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Historical Statutory Statements” has the meaning assigned to such term in Section 3.04(b).
“Immaterial Subsidiary” means a Subsidiary that is not a Material Subsidiary.
“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such

Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations and synthetic lease obligations of such Person; (h) all Swap Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) the redemption price of all redeemable preferred stock of such Person (but not accrued dividends on any preferred stock), but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date; and (k) all Guarantees by such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; provided, that the term Indebtedness shall not include any amounts arising under, or owed with respect to, Insurance Products. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Insurance Business” means one or more aspects of the business of issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.
“Insurance Licenses” has the meaning assigned to such term in Section 3.16.
“Insurance Model Act” means the Risk‑Based Capital for Insurers Model Act as promulgated by the NAIC, as amended from time to time.
“Insurance Products” means any product provided by an insurer or service contract provider in its insurance or warranty business whereby such insurer or service contract provider undertakes to pay or indemnify another as to loss from certain specified contingencies or perils called “risks” or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies or to act as a surety, including, without limitation, reinsurance agreements, reinsurance treaties, reinsurance pools, property and casualty insurance products, accident and health insurance products, life insurance products, surety bonds, specialty risk insurance programs, warranty programs, insurance loss portfolio transfers and any other insurance or reinsurance product related to the acceptance of risk or commitment to pay or indemnify another for specific types of losses.
“Interest Payment Date” means (a) the last Business Day of January and July of each calendar year and (b) the Maturity Date.
“Investment Policy” means, with respect to any Person, the investment policy of such Person as in effect from time to time, which investment policy (a) has been approved by such Person’s Board of Directors and (b) sets forth the types of investments that such Person may make, which investments shall be in compliance with all Requirements of Law, including applicable requirements of the Applicable Insurance Regulatory Authority.

“Investments” has the meaning assigned to such term in Section 6.04.
“IPO” means, with respect to any Person, the first underwritten public offering by such Person of its Equity Interests after the Effective Date pursuant to a registration statement that has been declared effective by the SEC.
“IRS” means the United States Internal Revenue Service.
“Lenders” and “Lender” means, collectively or individually (as appropriate), the Persons listed on Schedule 2.01, or any of such Persons, and any other Person that shall have become a Lender hereunder following the Effective Date.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Security Documents, any promissory notes issued pursuant to Section 2.10(e) and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower or any Loan Party, or any employee of the Borrower or any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the Transactions. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan” or “Loans” means, in respect of any Lender, the term loan, in an amount equal to such Lender’s Commitment, made by such Lender to the Borrower pursuant to this Agreement.
“Loan Party” and “Loan Parties” means, individually and collectively, as appropriate, Holdings, Borrower, the Subsidiary Guarantors and all other Guarantors.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of each Original Loan Party and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders hereunder and thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means the seventh (7th) anniversary of the Effective Date.

“Material Subsidiary” means, at any date of determination, (i) each Subsidiary set forth on Schedule A hereto or (ii) each other Subsidiary of the Borrower, unless otherwise agreed to in writing by the Required Lenders.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“National General” means National General Holdings Corp., a Delaware corporation.
“Net Cash Proceeds” means: (a) in connection with any Disposition of property (other than Equity Interests), the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith and net of income or transfer taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (b) in connection with any issuance or sale of Equity Interests or securities or instruments evidencing Indebtedness, or the incurrence of Indebtedness for borrowed money whether or not a security or instrument is issued in connection therewith, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; (c) in connection with any Extraordinary Receipt, the cash proceeds received with respect thereto, net of attorneys’ fees and other customary fees and expenses actually incurred in connection therewith and net of income or transfer taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (d) in connection with any dividend, distribution or other cash payment (including payments made under the Retrocession Agreement), the cash proceeds received with respect thereto.
“Net Worth” means, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding the effects of Financial Accounting Statement No. 115.
“Non‑Regulated Subsidiary” means any Subsidiary that is not a Regulated Insurance Company.
“Obligations” means (a) all obligations of the Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Original Loan Parties” and “Original Loan Party” means, collectively or individually, as appropriate, (a) Holdings, (b) ACP and/or (c) Merger Sub.
“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by‑laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any of its Wholly Owned Subsidiaries of (i) all or substantially all of the property of any Person, or (ii) any line of business, business unit or division of any Person or (iii) the Equity Interests of any Person that becomes a Subsidiary, if each of the following conditions is met:
(i)    in the case of the acquisition of Equity Interests of such Person, upon the consummation thereof, all of such Equity Interests acquired or otherwise issued by such Person or any newly‑formed Wholly Owned Subsidiary of the Borrower in connection with such acquisition shall be wholly owned directly by the Borrower or by one or more Wholly Owned Subsidiaries;
(ii)    in the case of the acquisition of (x) all or substantially all of the property of any Person or (y) any line of business, business unit or division of any Person, in each case, upon the consummation thereof, such property, business, business unit or division, as the case may be, shall be wholly owned directly by the Borrower or by one or more Wholly Owned Subsidiaries;
(iii)    no Default then exists or would result therefrom;

(iv)    after giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with (A) Sections 6.14(a) as of the date of the consummation of such acquisition, (B) Section 6.14(b) as of the date of the consummation of such acquisition, and (C) Section 6.14(c) as of the end of the Test Period most recently ended (in each case, to the extent applicable, as determined in accordance with Section 6.14(d));
(v)    neither the Borrower nor any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by the Borrower or any other Subsidiary hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition;
(vi)    the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.10, the property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Encumbrances and the property to be acquired is to be used in a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.10;
(vii)    the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(viii)    if such acquisition is an acquisition of the Equity Interest of a Person (or any newly‑created or acquired Wholly Owned Subsidiary), the Borrower shall have executed and delivered, or caused to be executed and delivered, to the Administrative Agent such documents and instruments, and shall have taken (or cause to be taken) such actions as, required pursuant to, and complied with the requirements set forth in, Section 5.11 (subject to the time periods provided in Section 5.11);
(ix)    all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
(x)    the Borrower shall have provided the Administrative Agent with financial statements of the Person or business to be acquired and all such other information, data, documents and agreements (including any acquisition agreement or purchase agreements) relating to such transaction as may be reasonably requested by the Administrative Agent; and
(xi)    at least 5 Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Encumbrances” means:
(a)    Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(c)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(d)    Liens given in lieu of surety, stay or appeal bonds or deposits required by law or any governmental regulations, court order or judgment as a condition to the transaction of business or the exercise of any right, privilege or license;
(e)    Liens securing judgments not constituting an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    Liens granted in the ordinary course of business and consistent with past practices on invested assets pursuant to trust, withheld balances or other security arrangements in connection with (i) reinsurance policies entered into in the ordinary course of business or (ii) regulatory requirements;
(h)    Liens granted or arising in the ordinary course of business under or in connection with Insurance Products; and
(i)    Liens created by the Borrower or any Subsidiary in the ordinary course of business over deposits or investments pursuant to statutory or regulatory requirements of any Applicable Insurance Regulatory Authority as a condition to obtaining or maintaining any licenses issued by it or to satisfy regulatory capital or other financial responsibility requirements.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents.
“Permitted Holders” means, collectively, (a) the GRAT, (b) Michael Karfunkel, and his Permitted Related Persons and (c) Leah Karfunkel, and her Permitted Related Persons.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), in each case maturing within one year from the date of acquisition thereof.
“Permitted Related Persons” means, with respect to any individual, (a) the Family Members of such individual, (b) the Family Trusts of such individual and the Controlled Entities of such Family Trusts and (c) the Controlled Charitable Foundations of such individual.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Lines Master Agreement” means the Amended and Restated Personal Lines Master Agreement between ACP and National General, dated as of July 23, 2014, as amended, restated, supplemented or otherwise modified from time to time.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Equity” means all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Secured Parties, under the Security Agreement.
“Prime Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S‑X and otherwise reasonably satisfactory to the Administrative Agent.
“Prohibited ACP Transaction” means, with respect to the investment assets of ACP, (a) the acquisition of Equity Interests consisting of common capital stock of any Person, excluding such Equity Interests owned as of the Effective Date, and (b) the making of any investment in or the making of any loan or advance, or the declaration or payment of any dividend or distribution, to any shareholder or Affiliate of ACP.
“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti‑laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible, including, without limitation, any Equity Interests and debt instruments.
“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any such assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such assets by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Regulated Insurance Company” means any Subsidiary of the Borrower that is an authorized or admitted insurance carrier that transacts Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.
“Regulation S‑X” means Regulation S‑X under the Securities Act of 1933, as amended.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Repurchase Agreement” means a repurchase agreement entered into by the Borrower or any Subsidiary from time to time pursuant to which the Borrower or such Subsidiary shall have sold securities to a third party and has agreed to repurchase such security at a specified time in the future; provided, that such repurchase agreement shall have been entered into by the Borrower or such Subsidiary solely in connection with the Borrower’s or such Subsidiary’s investment portfolio and in accordance with the Investment Policy of the Borrower or such Subsidiary, as applicable.

“Repurchase Liability” means, at any date of determination, the aggregate liability of the Borrower and each Subsidiary to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).
“Repurchase Transaction” means a repurchase transaction in which the Borrower or a Subsidiary borrows a security and delivers it to a purchaser and at a later date, the Borrower or such Subsidiary purchases the identical security in the market to replace the borrowed security; provided, that such transaction shall have been entered into by the Borrower or such Subsidiary solely in connection with the Borrower’s or such Subsidiary’s investment portfolio and in accordance with the Investment Policy of the Borrower or such Subsidiary, as applicable.
“Required Lenders” means, at any time, one or more Lenders having an aggregate Applicable Percentage of more than 50%.
“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
“Reserve Account” means the account established and maintained by the Administrative Agent, for the benefit and account of the Borrower, pursuant to and in accordance with Section 2.14.
“Responsible Officer” of any Person means any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest or other equity interest of Holdings, the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest or other equity interest, or on account of any return of capital to any of such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such Equity Interest or other equity interests and (b) any Deferred Acquisition Payments.
“Retrocession Agreement” means that certain Aggregate Stop‑Loss Retrocession Agreement, by and between AmTrust (or Affiliate thereof), National General (or Affiliate thereof) and ACP, to be entered into in connection with the Closing, as amended, restated, supplemented or otherwise modified from time to time.
“Rule 144A Offering” means, with respect to any Person, an offering of such Person’s Equity Interests pursuant to Rule 144A promulgated by the SEC under the Securities Act of 1933, as amended.
“Runoff Agreements” means: (a) the Commercial Lines LPTA Administrative Services Agreement, dated as of the date hereof, by and among the Regulated Insurance Companies, CastlePoint Reinsurance Company, Ltd., a Bermuda corporation (“CP Re”), and AmTrust North America, Inc., a Delaware corporation; and (b) the Personal Lines LPTA Administrative Services Agreement, dated as of the date hereof, by and among the Regulated Insurance Companies, CP Re, and National General Management Corp., a Delaware corporation, as amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“SAP” means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Section 6.14, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04.
“SEC” means the United States Securities and Exchange Commission.
“Security Agreement” means the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, executed and delivered by Holdings, the Borrower and the other Loan Parties, pursuant to which the Administrative Agent has been granted a security interest in the Collateral covered thereby as security for the Obligations for the benefit of the Secured Parties including, without limitation, a pledge and security interest in the Equity Interests required to be granted to the Administrative Agent in accordance with the provisions of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” means, collectively, the Security Agreement, the Guaranty, each Deposit Account Control Agreement (as defined in the Security Agreement) and all other security agreements, pledge agreements, patent and trademark security agreements, guarantees or similar agreements by or between any one or more Loan Parties, any of their respective Subsidiaries or any other Person pledging or granting a Lien on Collateral or guaranteeing the prompt payment and performance of the Obligations, and any Lender or the Administrative Agent for the benefit of the Administrative Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the Transactions, as any of the foregoing may be amended, restated and/or modified from time to time.
“Secured Parties” means the holders of the Obligations from time to time and shall include (a) each Lender in respect of its Loans, (b) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (d) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
“Specified Equity Contribution” has the meaning assigned to such term in Section 6.14(e).
“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Applicable Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Strategic Investment” means (a) Investments by the Borrower or any Subsidiary in less than 50% of the Equity Interests of a Person and (b) loans or advances by the Borrower or any Subsidiary to a Person, in the case of each of (a) and (b), that is engaged in a business of the type in which the Borrower and its Subsidiaries are permitted to engage under Section 6.10 and with which the Borrower or such

Subsidiary has an arm’s‑length written agreement for the provision by such Person of services, goods or other assets useful in the Borrower’s or any Subsidiary’s business.
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantor” means, collectively, (a) each subsidiary of the Borrower that is a Non‑Regulated Subsidiary and (b) each subsidiary of the Borrower that is a Regulated Insurance Company other than the Regulated Insurance Companies that have become Subsidiaries of the Borrower as a result of the Merger.
“Swap Agreement” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross‑currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Swap Obligations” means obligations under or with respect to Swap Agreements.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended; provided, that the Test Period shall be each of the complete fiscal quarter of the Borrower after the Effective Date until there have been a total of four consecutive fiscal quarters of the Borrower.
“Threshold Amount” means $5,000,000.
“Tower Companies” means the subsidiaries of Tower set forth on Schedule B hereto.
“Trading with the Enemy Act” has the meaning assigned to such term in Section 3.19.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof.

“Trust Preferred Securities” means the statutory trust preferred securities issued by Tower Group Inc. in the aggregate principal amount of $235 million.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Regulated Insurance Company” means a Regulated Insurance Company organized under the laws of a jurisdiction within the United States.
“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.
“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.
“Wholly Owned Material Domestic Subsidiary” means any Wholly Owned Domestic Subsidiary that is a Material Subsidiary.
“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Borrower.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
SECTION 1.02    Reserved.
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP; SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825‑10‑25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470‑20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05    Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II
The Loans
SECTION 2.01    Loans. Subject to the terms and conditions set forth herein, on the Effective Date, each Lender, severally, agrees to make the Loan to be made by it to the Borrower in a dollar ($) amount equal to such Lender’s Applicable Percent of the Aggregate Commitment. The Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.
SECTION 2.02    Reserved.
SECTION 2.03    Reserved.
SECTION 2.04    Reserved.
SECTION 2.05    Reserved.
SECTION 2.06    Reserved.
SECTION 2.07    Funding of the Loans. Each Lender, on a several basis, agrees to fund the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders; provided, that, to take into account wiring deadlines of each Lender, funding shall occur (i) on the same Business Day as the Effective Date (which shall be a Business Day) so long as all conditions precedent set forth in Section 4.01 are satisfied and/or waived in writing by the Lenders by not later than 3:00 p.m., New York City time on such Effective Date, and (ii) on the next succeeding Business Day after the Effective Date (which shall be a Business Day) if all conditions precedent set forth in Section 4.01 are satisfied and/or waived in writing by the Lenders after 3:00 p.m., New York City time on the Effective Date.
SECTION 2.08    Reserved.
SECTION 2.09    Reserved.
SECTION 2.10    Repayment of Loans; Evidence of Debt; Collateral.
(a)    Subject to acceleration under Article VII, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the applicable Loan, plus all accrued and unpaid interest thereon, on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, all in accordance with the terms of this Agreement.

(d)    The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
(f)    The Loans shall be secured at all times by the Collateral, pursuant to and in accordance with the terms and conditions of the applicable Security Documents.
SECTION 2.11    Prepayment of Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the amount of the Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of the Loans shall be applied ratably to each Lender’s Loans based on the Applicable Percentage of each Lender then in effect. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(b)    Mandatory Prepayments. Subject to the provisions of Section 2.11(c), the Borrower shall make a principal prepayment of the Loans upon the occurrence of any of the following, at the following times and in the following amounts, in each case within thirty (30) days from receipt of the indicated amount:
(i)    100% of Net Cash Proceeds received by Borrower or any Subsidiary in respect of any Asset Sale by Borrower or any Non‑Regulated Subsidiary;
(ii)    100% of Net Cash Proceeds received by Borrower or any Non‑Regulated Subsidiary in respect of any Disposition of Equity Interests of Borrower or any Non‑Regulated Subsidiary;
(iii)    100% of Net Cash Proceeds received by Borrower or any Non‑Regulated Subsidiary in respect of the issuance or incurrence of any Indebtedness by Borrower or any Non‑Regulated Subsidiary, other than Indebtedness expressly permitted under and used for the purposes prescribed by Section 6.01;
(iv)    100% of Net Cash Proceeds in respect of any dividend or distribution to ACP from Tower or any Subsidiary thereof (including any Regulated Insurance Company);
(v)    100% of Net Cash Proceeds received by Borrower pursuant to the Retrocession Agreement;
(vi)    100% of Net Cash Proceeds received by Borrower or any Subsidiary in respect of an Extraordinary Receipt; and

(vii)    After January 1, 2018, 100% of Net Cash Proceeds equal to the amount by which, at any time, (A) the amount of funds contained in the Reserve Account exceeds (B) the aggregate amount of interest payable for the remainder of the term of this Agreement.
(c)    Exceptions to Mandatory Prepayment Requirements. So long as no Event of Default has occurred and is continuing and (without limiting the generality thereof) the Borrower is in compliance with its obligations under Section 2.14 and the Financial Covenants, the Borrower shall not be required to apply all or any portion of the Net Cash Proceeds described in Section 2.11(b) on account of the unpaid principal balance of the Loans, in the event that the Borrower has reasonably and in good faith determined (and, at the Administrative Agent’s request, provided to the Administrative Agent satisfactory evidence) that such Net Cash Proceeds or portion thereof (as appropriate) are required and allocated for the ordinary course business operations (including payment of current and projected expenses (including interest expense on account of the Loans), fulfillment of regulatory capital requirements and establishment of reasonable capital and other reserves, but expressly excluding the funding of Restricted Payments) of the Borrower and its Subsidiaries or will be used for the repair, restoration or replacement of Property (in the case of any Disposition or Extraordinary Receipts arising with respect thereto), and will be so used or allocated within the thirty (30) day period referred to in Section 2.11(b). The Borrower shall be required to provide written notice to the Administrative Agent of its decision to invoke the exception contained in this Section 2.11(c) within the foregoing thirty (30) day period or such longer period as may be reasonably necessary to determine the actual amount of Net Cash Proceeds resulting from the event or circumstance giving rise thereto. Notwithstanding the foregoing provisions of this Section 2.11(c) and for the avoidance of doubt, 100% of Net Cash Proceeds received by the Borrower or any Subsidiary pursuant to the Retrocession Agreement that are not applied as a mandatory prepayment of principal under Section 2.11(b)(vi) by virtue of this Section 2.11(c) shall nonetheless be required to be deposited in the Reserve Account as Excess Cash Flow hereunder.
SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee equal to $30,000, plus reimbursement of all fees, costs, expenses and other charges required pursuant to Section 9.03(a).
(b)    All fees payable under Section 2.12(a) shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest.
(a)    The Loans shall bear interest at the Contract Rate.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate.
(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and upon acceleration of such Loan following the occurrence of an Event of Default; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.13 shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (for any reason, including acceleration of the Loan following the occurrence of an Event of Default), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days for actual number of days elapsed (365/366, as applicable).
(e)    Each Lender shall have the right, whether or not a Default or Event of Default has occurred or is continuing, to set off against Contingent Earn‑Out Payments due and owing by it, and any other amounts at any time and from time to time due and owing by such Lender to the Borrower pursuant to the Commercial Lines Master Agreement or the Personal Lines Master Agreement, as applicable, any interest that is due and owing from the Borrower to such Lender pursuant hereto, and any interest satisfied pursuant to the Lender’s set‑off rights contained herein shall constitute a proper method for the payment of interest hereunder.
SECTION 2.14    Reserve Account. On the terms and conditions hereinafter set forth, the Borrower hereby authorizes, instructs and directs the Administrative Agent to establish and thereafter maintain (and the Administrative Agent agrees to so establish and maintain), for the benefit and account of the Borrower, a deposit or securities investment account with a depository institution or other institution (subject to investment guidelines, rules and restrictions that are reasonably satisfactory to the Administrative Agent and consistent with the provisions of this Section 2.14) (the “Reserve Account”). The Borrower shall cause any and all Excess Cash Flow (including Contingent Earn‑Out Payments, net of any Contingent Earn‑Out Payments applied on account of interest payments in the manner set forth in Section 2.13(e)) to be promptly deposited in the Reserve Account, and authorizes and directs that the Administrative Agent use funds in the Reserve Account, including earnings thereon, to make regularly scheduled payments of interest on account of the Loan, mandatory prepayments of principal on account of the Loan (including prepayments of principal resulting from acceleration of the Obligations following the occurrence of an Event of Default), as and when such interest and principal payments are due and payable, so long as any of the Obligations remain outstanding. As further security for the Obligations, the Borrower shall grant, and hereby grants, to and in favor of the Administrative Agent a perfected first‑priority security interest in the Reserve Account pursuant to and in accordance with the applicable Security Documents and, in furtherance thereof, shall cause the depository or other institution at which the Reserve Account is maintained to enter into a control agreement with the Administrative Agent under which the Administrative Agent shall be granted control over the Reserve Account in order to perfect the Administrative Agent’s security interest therein under the UCC, which control agreement shall be satisfactory, in form and substance, to Administrative Agent. The Reserve Account shall be established and all other documents required pursuant to this Section 2.14 (including, without limitation, the control agreement required hereby) shall be executed and delivered, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, not later than the earlier of (i) thirty (30) days after the Effective Date or (ii) the generation of any Excess Cash Flow.
SECTION 2.15    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)    impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) after consideration of such factors as such Lender then reasonably determines to be relevant).
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) after consideration of such factors as such Lender then reasonably determines to be relevant).
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270‑day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Reserved.
SECTION 2.17    Taxes.
(a)    Withholding of Taxes; Gross‑Up. Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this

Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below)

shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding tax; or
(B)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out‑of‑pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after‑Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 59 Maiden Lane, New York, New York 10038, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto, pursuant to instructions provided to the Borrower by such Person. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the Lenders entitled thereto in accordance with the amounts of interest and fees then due to such Lenders, and (ii) second, towards payment of principal then due hereunder, ratably among the Lenders entitled thereto in accordance with the amounts of principal then due to such Lenders. Notwithstanding the foregoing, any proceeds of Pledged Equity received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Required Lenders so direct the Administrative Agent, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, and fourth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower.
(c)    At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be deducted from any deposit or securities investment account of the Borrower maintained with the Administrative Agent or controlled by the Administrative Agent in connection with any deposit or securities account control agreement.
(d)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any interest on its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender and contrary to the provisions of this Agreement, then the Lender receiving such greater proportion shall take such action as shall be reasonably requested by the other Lender to ensure that the benefit of all such payments are shared by the Lenders ratably in accordance with the provisions of this Agreement. The Borrower consents to the foregoing and agrees to take such action as shall be reasonably requested by the Lenders in order to effectuate the provisions of this Section 2.18(d).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid.
ARTICLE III
Representations and Warranties
Each Original Loan Party jointly and severally represent and warrant to the Lenders that, except as otherwise set forth on Disclosure Schedule C attached hereto:
SECTION 3.01    Organization; Powers. Each Original Loan Party and its Subsidiaries is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Holdings is a holding company for the Equity Interests of ACP and conducts no other material business.
SECTION 3.02    Authorization; Enforceability. The Transactions are within the each Original Loan Party’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and the other Loan Documents have been duly executed and delivered by each Original Loan Party and constitute legal, valid and binding obligations of such Original Loan Party, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require, on the part of any Original Loan Party, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organizational Documents of any Original Loan Party or any of its Subsidiaries or any order of any Governmental Authority having applicability to any Original Loan Party or any of its Subsidiaries, (c) other than as set forth on Schedule 3.03(c), will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Original Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Original Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Original Loan Party or any of its Subsidiaries, other than Liens created under the Security Documents.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended

December 31, 2013, reported on by BDO USA, LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2014 (other than a statement of stockholders equity), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    The Borrower has heretofore furnished to the Lenders copies of the annual Statutory Statements of each U.S. Regulated Insurance Company as of December 31, 2013 and 2012, and for the fiscal years then ended, each as filed with the Applicable Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”); provided, that the Statutory Statement of a U.S. Regulated Insurance Company shall not be required to be delivered for any year that such U.S. Regulated Insurance Company was not a Subsidiary of the Borrower. The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the relevant quarterly statements, to the absence of notes required by SAP and to normal year‑end adjustments), were in compliance with the applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective U.S. Regulated Insurance Companies covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Regulated Insurance Companies covered thereby for the respective periods then ended.
(c)    Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Original Loan Party or of any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.
(d)    Since March 31, 2014, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.05    Properties.
(a)    Each Original Loan Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that are not reasonably expected to have a Material Adverse Effect.
(b)    Each Original Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by each Original Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Original Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of the Agreement or any of the other Loan Documents, or of any action to be taken by any Original Loan Party pursuant to this Agreement or any of the other Loan Documents.

(b)    Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Original Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07    Compliance with Laws and Agreements. Each Original Loan Party and its Subsidiaries is in compliance with all Requirements of Law and orders of any Governmental Authority, in each case, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08    Investment Company Status. No Original Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each Original Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Original Loan Party or Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no tax sharing agreements or similar arrangements (including tax indemnity arrangements) with respect to or involving any Original Loan Party or any of its Subsidiaries, other than tax sharing agreements between the Borrower and its Subsidiaries.
SECTION 3.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, each Original Loan Party and its Subsidiaries and their ERISA Affiliates (i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).
(b)    Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither any Original Loan Party nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of such Original Loan Party’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
SECTION 3.11    Disclosure. Each Original Loan Party has disclosed to the Lenders all agreements, instruments and other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written information, reports, financial statements, certificates or other information furnished by or on behalf of any Original Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Original Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12    Federal Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations T, U or X of the Board as now and from time to time hereafter in effect. No part of the proceeds of the Loans hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board.
SECTION 3.13    General Insurance. The properties of the Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self‑insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.
SECTION 3.14    Seniority. The Obligations are, and will be, superior and senior in right of payment to any Indebtedness of each Original Loan Party and its Subsidiaries (including, without limitation, any obligations to make Deferred Acquisition Payments) other than the Convertible Notes and the Trust Preferred Securities.
SECTION 3.15    Corporate Structure; Subsidiaries.
(a)    Set forth on Part A of Schedule 3.15 is a complete list of each Person holding direct ownership interests in the Borrower, together with, for each such Person, the percentage ownership of the Borrower represented by such ownership interests. Set forth on Part B of Schedule 3.15 is a complete and correct list of (i) all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (A) the jurisdiction of organization of such Subsidiary, (B) each Person holding direct ownership interests in such Subsidiary and (C) percentage ownership of such Subsidiary represented by such ownership interests. Except as set forth on Schedule 3.15, each Original Loan Party and its Subsidiaries owns, free and clear of Liens, other than Liens created under the Pledge Agreements, and has the unencumbered right to vote, all the outstanding ownership interests in each Person shown to be held by it on Schedule 3.15. All Equity Interests of each Subsidiary of each Original Loan Party are duly and validly issued and are fully paid and non‑assessable.
(b)    As of the Effective Date, there are no restrictions on any Original Loan Party or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of an Original Loan Party, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Loan Documents, (ii) prohibitions or restrictions existing under or by reason of applicable Requirements of Law, and (iii) other prohibitions or restrictions which, either individually or in the aggregate, have not had, or could not reasonably be expected to have, Material Adverse Effect.

SECTION 3.16    Insurance Licenses. Each Regulated Insurance Company holds all licenses (including licenses or certificates of authority from Applicable Insurance Regulatory authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”). There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) to the knowledge of the Borrower, no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under clauses (i), (ii) and (iii) above and either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.17    Insurance Business. All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the period for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.18    Use of Proceeds. The proceeds of the Loans will be used only to (a) finance the transactions contemplated by the Merger Agreement, (b) to repay certain Indebtedness of Tower and the Tower Companies in connection with the Closing of the Merger (including Indebtedness evidenced by the Convertible Notes), (c) pay certain transaction costs and expenses incurred by the Borrower in connection with the Merger Agreement and the Transactions and (d) for such other purposes, if any, approved by the Lenders.
SECTION 3.19    Embargoed Persons. (a) No assets of an Original Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act), if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Original Loan Party if the result of such interest would be that any Loan would be in violation of law; (c) no Original Loan Party has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither any Original Loan Party nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true under this Section 3.19, an Original Loan Party shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.
SECTION 3.20    PATRIOT Act. (a) Neither any Original Loan Party nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and each

Original Loan Party, its Subsidiaries and, to the knowledge of the Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.
(b)    Neither any Original Loan Party nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Controlled Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; or (iii) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.
SECTION 3.21    Rights in Pledged Equity; Priority of Liens.
(a)    Each Original Loan Party and Subsidiary that is party to a Security Document is the legal and beneficial owner of the Pledged Equity or Collateral, as the case may be, granted by it under the Security Document to which it is a party, free and clear of any and all Liens except for the Liens created or expressly permitted under the Security Documents.
(b)    The Security Documents, once executed and delivered, will create in favor of the Administrative Agent legal, valid and enforceable Liens on the Pledged Equity and the Collateral, securing the payment of the Obligations, subject to no Liens other than the Liens created by the Security Document.
(c)    Upon (i) the proper filing of UCC financing statements or the filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authority (including payment of applicable filing or recording fees or taxes), and (ii) the taking of possession or control by the Administrative Agent of any of the Pledged Equity or the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Security Document, as the case may be), the Liens created pursuant to the Security Documents in favor of the Administrative Agent shall constitute legal, valid and enforceable perfected first priority Liens on the Pledged Equity or the Collateral, subject to no Liens other than the Liens created by the Security Documents.
ARTICLE IV
Conditions
SECTION 4.01    Effective Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), as determined by the Administrative Agreement with the written consent of both Lenders:
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto and thereto, as applicable, either (i) a counterpart of this Agreement, the other Loan Documents and each of the other agreements contemplated hereby signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each of the other agreements contemplated hereby.

(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Original Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (the form of which shall have been provided to the Lenders at least two (2) Business Days prior to the Effective Date), and covering such other matters relating to the Original Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for the quarterly period ended June 30, 2014 and any quarterly period that is closed prior to the Effective Date, (iii) satisfactory financial statement projections through and including the Borrower’s fiscal year ending December 31, 2015 and (iv) satisfactory pro forma financial statement projections through and including the Borrower’s fiscal year ending December 31, 2015 after giving effect to the consummation of the Merger and related transactions, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
(d)    The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Original Loan Parties, the authorization of the Transactions and any other legal matters relating to the Original Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable anti‑money laundering rules and regulations, including the Act (as defined below).
(e)    The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries (including all insurance and other regulatory compliance) have been obtained and are in full force and effect.
(f)    The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(g)    Each of the representations and warranties made by the Original Loan Parties in this Agreement that are qualified by materiality will be true and correct in all respects and each of the representations and warranties made by the Original Loan Parties in this Agreement that are not so qualified will be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Effective Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively) and the Administrative Agent will have received a certificate attesting thereto duly executed by the Original Loan Parties.

(h)    No Event of Default and no condition, event or action which, with the giving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or shall exist, and the Administrative Agent will have received a certificate attesting thereto duly executed by the Original Loan Parties.
(i)    Borrower shall have delivered to the Administrative Agent a certificate of the Secretary or an Assistant Secretary of each Original Loan Party certifying (i) that there have been no changes in the Organizational Documents of such Original Loan Party, as attached thereto and (to the extent available) as certified as of a recent date by the Secretary of State (or analogous Governmental Authority) of the jurisdiction of its organization, since the date of the certification thereof by such Governmental Authority, and (ii) resolutions of the Board of Directors or other governing body of such Original Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party.
(j)    The Borrower shall have provided to the Administrative Agent satisfactory evidence that all Liens on any of the Collateral in favor of any creditor other than the Administrative Agent have been duly terminated, satisfied and discharged in their entirety (including, without limitation, any Lien granted by ACP in favor of JPMorgan Chase Bank as security for a line of credit facility that shall also be terminated and cancelled pursuant to this Section 4.01(j)) or the Administrative Agent shall have received reasonably satisfactory evidence that such Liens are no longer in effect and will be duly terminated of record within a reasonable period of time after the Effective Date.
(k)    The Closing shall have occurred, which condition may take place concurrently with the funding of the Loan.
SECTION 4.02    Termination. Notwithstanding anything to the contrary set forth herein, this Agreement shall be terminated and the transactions contemplated herein abandoned if the conditions set forth in this Article IV have not been satisfied on or prior to November 15, 2014, without any further action required on the part of the parties hereto to evidence such termination and abandonment.
ARTICLE V
Affirmative Covenants
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause each of its Subsidiaries to:
SECTION 5.01    Financial Statements; Ratings Change and Other Information. Furnish to the Administrative Agent and each Lender:
(a)    Annual Financial Statements. As soon as available and in any event within 180 after the end of each fiscal year of the Borrower, its audited consolidated balance sheet, unaudited consolidating balance sheet and related audited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated and consolidating balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated (and, in the case of the balance sheet, consolidating) basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes.
(c)    Officer’s Certificate. Concurrently with any delivery of financial statements under Sections 5.01(a) and 5.01(b), a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred, or if any Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14(a), (b) and (c) (for the final fiscal quarter of any fiscal year) as at the end of such fiscal year or quarter, as the case may be, (iii) certifying as to any Excess Cash Flow resulting during the immediately preceding fiscal quarter and as to the occurrence of any mandatory principal prepayment events set forth in Section 2.11(b), in each case accompanied by a reasonably detailed description thereof, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) certifying that the Regulated Insurance Companies have maintained adequate reserves and (vi) providing a breakdown of Indebtedness set forth in such financial statements, including an explanation of material changes thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Reserved.
(e)    Reports to Debt Holders. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other subsection of this Section 5.01.
(f)    Management Letters. Promptly after the receipt thereof by the Borrower, a copy of any “management letter” received by the Borrower from its certified public accountants and the management’s responses thereto.
(g)    Insurance Reports and Filings.
(i)    By no later than the following dates, a copy of each Statutory Statement filed, or required to be filed, by each Regulated Insurance Company:
(A)    in the case of annual Statutory Statements, (1)  upon the earlier of (x) fifteen (15) days after the regulatory filing date or (y) ninety (90) days after the close of each fiscal year of such Regulated Insurance Company, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP and (2) no later than each June 15, copies of such Statutory Statements audited and certified by independent certified public accountants of recognized national standing.

(B)    in the case of quarterly Statutory Statements, upon the earlier of (x) ten (10) days after the regulatory filing date or (y) sixty (60) days after the close of each of the first three (3) fiscal quarters of each fiscal year of such Regulated Insurance Company, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP.
(ii)    Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (A) each registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings and other ordinary course immaterial communications, (B) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (C) all information which the Lenders may from time to time reasonably request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (D) each report, order, direction, instruction, approval, authorization, license or other notice which the Borrower or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, in each of (A) through (D) that is material to the Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the board of directors of the Borrower, a duly authorized committee thereof or a Responsible Officer of the Borrower.
(iii)    Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non‑renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.
(h)    Rating Information. Promptly after A.M. Best Company shall have announced a downgrade in the financial strength rating of any Regulated Insurance Company, written notice of such rating change.
(i)    Other Information. Promptly following any request therefor, such other information or existing documents regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement (including any information required under the Act), as the Lenders may reasonably request from time to time.
Documents required to be delivered pursuant to Sections 5.01(a), 5.01(b) or 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, if the Administrative Agent requests, in writing, the Borrower deliver such paper copies, until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate of a Financial Officer required by Section 5.01(c) to the Administrative Agent.

SECTION 5.02    Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or any Event of Default;
(b)    the filing or commencement of, or, to the knowledge of the Borrower, any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any arbitrator or Governmental Authority (i) against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
(c)    (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; and (ii) that any contribution in excess of the Threshold Amount required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Borrower or any Subsidiary of the Borrower may incur any liability in excess of the Threshold Amount pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business); or
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business.
(a)    Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 or Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving the Borrower or any Subsidiary in accordance with Section 6.03 or Section 6.05; (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable; or (iv) the run‑off of business of Tower and its Subsidiaries pursuant to the Runoff Agreements and all transactions related thereto.

SECTION 5.04    Obligations and Taxes.
(a)    Obligation. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Lien permitted under Section 6.02 upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted, (ii) the Borrower or its Subsidiary, as the case may be, shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
(b)    Filing of Returns. Timely and correctly file all material Tax returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.
SECTION 5.05    Insurance. Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06    Books and Records; Inspection Rights.
(a)    Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and/or SAP, as applicable, and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.
(b)    The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent (or if an Event of Default is continuing, any Lender) and any representatives or independent contractors designated by the Administrative Agent or such Lender, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss affairs, finances, accounts and condition of the Borrower or any Subsidiary with the officers thereof and advisors therefor (including independent accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default exists, the Borrower shall only be required to pay for one (1) such visit by the Administrative Agent and its representatives and independent contractors per fiscal year of the Borrower and provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of its representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding the foregoing, the Borrower may place reasonable limits on access to information which is proprietary or constitutes trade secrets and need not disclose any information if such disclosure would be prohibited by a confidentiality agreement entered into by the Borrower on an arm’s length basis and in good faith.
SECTION 5.07    Compliance with Laws. Comply with all Requirements of Law and decrees and orders of any Governmental Authority applicable to it or its property (including, without limitation, the Act), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08    Use of Proceeds. Use the proceeds of the Loan only for the purposes set forth in Section 3.18 and not in contravention of any Requirements of Law or of any Loan Document.
SECTION 5.09    Further Assurances. The Borrower shall promptly and duly execute and deliver to the Lenders such documents and assurances and take such further action as the Lenders may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and the other Loan Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Lenders pursuant to this Agreement and the other Loan Documents.
SECTION 5.10    Reserved.
SECTION 5.11    Covenant to Give Security. The Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of (i) each Regulated Insurance Company and (ii) each Material Subsidiary, in each case to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Pledge Agreements or such other pledge documents as the Administrative Agent shall reasonably request; provided that no such pledge of the Equity Interests of any Material Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law.
With respect to (i) any Person that becomes a Subsidiary on or after the Effective Date (including Tower and Subsidiaries thereof that become Subsidiaries of the Borrower as a result of the Merger) that is (x) a Regulated Insurance Company or (y) a Material Subsidiary or (ii) any existing Subsidiary that becomes a Regulated Insurance Company or a Material Subsidiary (any such Subsidiary referred to in clause (i) or clause (ii) immediately above shall be referred to herein as a “New Subsidiary”), then the Borrower shall, with respect to each such New Subsidiary that is a Regulated Insurance Company or Material Subsidiary, as the case may be, at the Borrower’s sole expense, promptly (but in any event, (A) in the case of clause (i) immediately above, within thirty (30) days (or such longer period as the Administrative Agent shall agree in writing in its sole discretion) after such Person becomes a Subsidiary on or after the Effective Date and (B) in the case of clause (ii) immediately above, within thirty (30) days (in the case of a Domestic Subsidiary) or sixty (60) days (in the case of a Foreign Subsidiary) (or, in each case, such longer period as the Administrative Agent shall agree in writing in its sole discretion) after such Subsidiary becomes a Regulated Insurance Company or a Material Subsidiary, as the case may be), do the following:
(a)    except with respect to Tower and Subsidiaries thereof that become Subsidiaries of the Borrower as a result of the Merger, notify the Administrative Agent of such formation, creation or acquisition;
(b)    if the Borrower or any Domestic Subsidiary shall be the direct holder and owner of the Equity Interests of such New Subsidiary, then the Borrower shall (or shall cause such Domestic Subsidiary to) execute and deliver to the Administrative Agent a Pledge Agreement or Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties with respect to the Applicable Pledge Percentage of all of the outstanding Equity Interests and all Collateral of such New Subsidiary; provided, that no such pledge of the Equity Interests of a New Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law;
(c)    the Borrower shall deliver or cause to be delivered to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such New Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests;

(d)    subject to Section 5.11(b) above, the Borrower shall (i) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such Security Document or such other documents, and take or cause to be taken, such actions, in each case as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien on the Collateral and Equity Interests of such New Subsidiary subject to no Liens other than Liens created by the Security Documents, and (ii) take all actions as the Administrative Agent shall deem necessary or advisable to cause such Lien to be duly perfected to the extent required by the relevant Security Document in accordance with all applicable Requirements of Law;
(e)    the Borrower shall cause such New Subsidiary to execute and deliver a joinder to the Guaranty, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and
(f)    subject to Section 5.11(b) above, the Borrower shall take all such other actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, opinions and certificates, including those which are similar to those delivered on the Effective Date, as reasonably requested by Administrative Agent and/or the Lenders.
ARTICLE VI
Negative Covenants
Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower will not, and the Borrower will not cause or permit any Subsidiaries to:
SECTION 6.01    Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, except that the following shall be permitted:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;
(c)    Indebtedness of the Tower Companies existing on the Effective Date consisting of (i) the Trust Preferred Securities, and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof and (ii) the Convertible Notes until the maturity date thereof;
(d)    Indebtedness in respect of Capital Lease Obligations and Purchase Money Obligations for fixed or capital assets within the limitations set forth in Section 6.02(d), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 6.01(d) shall not exceed $15,000,000 at any one time outstanding;
(e)    Indebtedness of the Borrower or any Regulated Insurance Company under Swap Obligations to the extent permitted by Section 6.06;
(f)    Indebtedness constituting Investments permitted by Section 6.04(d);

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 5 Business Days of its incurrence;
(h)    (i) Indebtedness resulting from the endorsements of instruments for deposit in the ordinary course of business, (ii) to the extent constituting Indebtedness, obligations in respect of purchasing card and credit card arrangements and (iii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, appeal bonds, surety bonds and similar obligations, in each case, incurred in the ordinary course of business;
(i)    any repurchase obligations of the Borrower or any Regulated Insurance Company under any Repurchase Agreement and any Repurchase Liability of the Borrower or any Regulated Insurance Company; provided, however, that the aggregate amount of all such obligations and Repurchase Liabilities permitted by this Section 6.01(i) shall not exceed $150,000,000 at any time outstanding;
(j)    Indebtedness which represents an extension, refinancing or renewal of any of the Indebtedness described in Section 6.01(k) or 6.01(l); provided that, (i) the aggregate principal amount of such Indebtedness is not greater than the aggregate principal amount of the Indebtedness so extended, refinanced or renewed, (ii) the interest rate of such Indebtedness is not higher than the interest rate of the Indebtedness so extended, refinanced or renewed (other than an increase of such interest rate to the then current market interest rate for such type of Indebtedness, as applicable), (iii) such Indebtedness may be secured by the Liens that secured the Indebtedness so extended, refinanced or renewed; provided such Liens do not extend to any additional property of the Borrower or any Subsidiary, (iv) no Subsidiary is required to become obligated with respect thereto unless previously obligated on such refinanced Indebtedness, (v) such Indebtedness does not result in a shortening of the maturity of the Indebtedness so extended, refinanced or renewed, (vi) the terms of any such Indebtedness are not less favorable to the obligor thereunder than the original terms of the Indebtedness so extended, refinanced or renewed and (vii) if the Indebtedness that is extended, refinanced or renewed was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the Indebtedness so extended, refinanced or renewed;
(k)    Indebtedness of a Person that becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Effective Date in connection with a Permitted Acquisition, and any extensions, refinancings and renewals of such Indebtedness in accordance with Section 6.01(j); provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary), (iii) no Default or Event of Default has occurred and is continuing prior to the assumption of such Indebtedness or would arise after giving effect (including giving effect on a pro forma basis) thereto and (iv) the sum of the aggregate principal amount of Indebtedness permitted by this clause (k) and clause (l) below shall not exceed $10,000,000 at any time outstanding;
(l)    unsecured Indebtedness in respect of obligations to make Deferred Acquisition Payments, and extensions, refinancings and renewals of such Indebtedness in accordance with Section 6.01(j); provided that the sum of the aggregate amount of Indebtedness permitted by this clause (l) and clause (k) above shall not exceed $10,000,000 at any time outstanding; provided further that, if the aggregate amount of all such obligations to make Deferred Acquisition Payments exceeds $5,000,000 at any one time, then such excess amount shall be subordinated to the Obligations on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent; provided, further, that any payments in respect of such Indebtedness shall be subject to Sections 6.07(b) and 6.13(a)(iii);
(m)    Guarantees by any Subsidiary of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary of the Borrower; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations; provided further that the aggregate principal amount of Guarantees permitted by this clause (m) shall not exceed $5,000,000 at any time outstanding;
(n)    Indebtedness owed to AmTrust or National General pursuant to the Retrocession Agreement; and
(o)    other unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.
SECTION 6.02    Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    Liens under any Loan Documents;
(c)    Liens on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and not contemplated by any of subsections (a) and (b) above of this Section 6.02 and set forth in Schedule 6.02; provided that (i) such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Liens shall secure only those obligations which it secures on the Effective Date and (iii) such Liens shall not be renewed, extended or spread in any way;
(d)    Liens securing Indebtedness permitted under Section 6.01(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(e)    Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments; provided such Liens extend solely to the assets subject to such leases or consignments;
(f)    Liens securing collateralized Repurchase Agreements constituting a borrowing of funds by the Borrower or any Regulated Insurance Company in the ordinary course of business for investment purposes in accordance with the Investment Policy of the Borrower or such Regulated Insurance Company, as applicable; and
(g)    Liens existing on any property or asset of any Person that becomes a Subsidiary in accordance with the terms of this Agreement after the date hereof prior to the time such Person becomes a Subsidiary or Liens existing on any property or assets of any Person acquired in accordance with the terms of this Agreement after the date hereof prior to the time such property or assets are acquired; provided, that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary or such property or assets being acquired, (ii) such Lien shall not apply to any other property or assets of the

Borrower or any other Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary or such property or assets are acquired, (iv) such Lien shall only secure only Indebtedness permitted by Section 6.01(k) and (v) the principal amount of Indebtedness secured by such Liens does not at any time exceed $5,000,000.
SECTION 6.03    Fundamental Changes. Enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolutions), except that, so long as no Default exists or would result therefrom:
(a)    any Wholly Owned Subsidiary or any other Person may merge or consolidate with or into the Borrower; provided that the Borrower is the surviving or continuing Person of such transaction;
(b)    any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower; provided, however, that, if any Subsidiary party to such transaction is a Wholly Owned Subsidiary, the surviving or continuing Person of such transaction shall be a Wholly Owned Subsidiary; provided, further, that, if any Subsidiary party to such transaction is a Domestic Subsidiary of the Borrower, the surviving or continuing Person of such transaction shall be a Domestic Subsidiary;
(c)    any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that, in the case of a dissolution, liquidation or winding up of affairs of a Domestic Subsidiary, all of its assets, if any, and ongoing business are distributed or transferred to (i) the Borrower or (ii) any Wholly Owned Domestic Subsidiary; and
(d)    any Person (other than the Borrower) may merge into any Subsidiary of the Borrower, provided that such Subsidiary of the Borrower is the surviving or continuing Person of such transaction.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, make or permit any capital contribution to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the business of, such Person (the foregoing is collectively referred to as “Investments”), except that the following shall be permitted:
(a)    Investments existing on the Effective Date;
(b)    Investments in Eligible Investments; provided that such Investments shall be made solely for investment purposes for the investment portfolio of the Borrower or any Subsidiary in accordance with the Investment Policy of the Borrower and in the ordinary course of business;
(c)    (i) Investments by the Borrower in any Wholly Owned Domestic Subsidiary (other than Investments made by the Borrower for the purposes set forth in Section 6.04(k)), and (ii) Investments by any Subsidiary in any Wholly Owned Subsidiary;
(d)    Guarantees constituting Indebtedness permitted by Section 6.01;

(e)    Guarantees by the Borrower of Capital Lease Obligations of any Subsidiary permitted by Section 6.01;
(f)    mergers and acquisitions permitted by Section 6.03;
(g)    Swap Obligations permitted by Section 6.06;
(h)    Permitted Acquisitions by the Borrower or any Wholly Owned Subsidiary;
(i)    Repurchase Agreements and Repurchase Transactions;
(j)    Strategic Investments; provided, however, that the aggregate amount of all such Investments made pursuant to this Section 6.04(j) shall not exceed $25,000,000 during the term of this Agreement; and provided further that no single Strategic Investment (or series of related Strategic Investments) in any single Person or its related or affiliated Persons shall be in an aggregate amount in excess of $10,000,000; and
(k)    loans and advances made by the Borrower or any Wholly Owned Subsidiary after the Effective Date to agents, brokers, producers, insurance intermediaries, sub‑producers, sales representatives and similar Persons with whom the Borrower or such Wholly Owned Subsidiary has business dealings in respect of the line of business in which the Borrower and such Wholly Owned Subsidiary is engaged, in the ordinary course of business and consistent with past practice of the Borrower; provided that, in no event shall the aggregate principal amount of all such loans and advances exceed $2,500,000 at any time outstanding.
SECTION 6.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of used, worn out, obsolete or surplus property by the Borrower or any Subsidiary of the Borrower in the ordinary course of business that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of its business;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions by any Subsidiary of all or any of its business, property or assets to the Borrower or any Wholly Owned Subsidiary;
(d)    (i) mergers and acquisitions permitted by Section 6.03; and (ii) transfers or dispositions permitted by Section 6.03(c);
(e)    licenses or sublicenses by the Borrower or any Subsidiary of intellectual property and general intangibles, including, without limitation, any proprietary software of the Borrower or any Subsidiary, and licenses, leases or subleases by the Borrower or any Subsidiary of other property, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Subsidiaries;
(f)    any sale or other disposition of cash or Eligible Investments; provided, however, that, in the case of Eligible Investments, such sale or disposition shall be made solely for and in connection with the Borrower’s or any Subsidiary’s, as applicable, investment portfolio and in accordance with the Investment Policy of the Borrower or such Subsidiary, as applicable;

(g)    ceding of insurance or reinsurance in the ordinary course of business;
(h)    other Dispositions of any assets of the Borrower or any of its Subsidiaries not otherwise permitted pursuant to the foregoing in this Section 6.05; provided that (A) no Default then exists or would result therefrom and (B) such assets to be Disposed pursuant to this Section 6.05(h), together with all assets of the Borrower and its Subsidiaries previously Disposed pursuant to this Section 6.05(h), do not in the aggregate constitute a material portion of the assets of the Borrower and its Subsidiaries;
(i)    Dispositions of Investments made in compliance with Section 6.04; and
(j)    the dissolution, liquidation and winding-up of any Subsidiary in accordance with Requirements of Law; provided, that, prior thereto or in connection therewith, such Subsidiary makes a Disposition of all or substantially all of the assets to the Borrower or any Wholly Owned Subsidiary as permitted under Sections 6.03(c) or 6.05(c).
SECTION 6.06    Swap Agreements. Enter into any Swap Agreement, except for the following:
(a)    Swap Agreements entered into by the Borrower or any Regulated Insurance Company from time to time in connection with the Borrower’s or such Regulated Insurance Company’s investment portfolio and in accordance with the Investment Policy of the Borrower or such Regulated Insurance Company, as applicable;
(b)    Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Regulated Insurance Company has actual exposure (other than those in respect of Equity Interests of the Borrower or any Regulated Insurance Companies); and
(c)    Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest‑bearing liability or investment of the Borrower or any Regulated Insurance Company.
SECTION 6.07    Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result:
(a)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(b)    in respect of obligations of the Borrower to make Deferred Acquisition Payments, the Borrower may make such Deferred Acquisition Payments to the appropriate payee in respect thereof, so long as (i) no Default or Event of Default has occurred and is continuing or would result from such payments and (ii) such Deferred Acquisition Payments are permitted to be made under the subordination provisions, if any, applicable thereto;
(c)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(d)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(e)    the Borrower and any Subsidiary may make any payment (even if such payment is in the form of a Restricted Payment) to the Borrower or another Subsidiary that is required to be made with respect to or in connection with the terms of any tax sharing, tax allocation or other similar tax arrangement or agreement entered into among the Borrower and its Wholly Owned Subsidiaries; and
(f)    in respect of obligations of the Borrower pursuant to the Convertible Notes or the Trust Preferred Securities, in each case to the extent that such payments are permitted to be made under the subordination provisions, if any, applicable thereto.
SECTION 6.08    Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the following shall be permitted:
(a)    the performance of all Obligations and requirements under all Loan Documents, including, without limitation, the payment of all principal and interest due hereunder;
(b)    transactions with any of its Affiliates (other than transactions permitted by one or more of clauses (b) through (h) below) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties or at such prices and on terms and conditions that are consistent with past practices;
(c)    transactions may be entered into between or among the Borrower and its Subsidiaries not involving any other Affiliate of the Borrower to the extent such transaction is expressly permitted pursuant to this Agreement;
(d)    transactions may be entered into between or among two or more Subsidiaries of the Borrower not involving any other Affiliate of the Borrower;
(e)    any Restricted Payments permitted by Section 6.07;
(f)    Investments permitted by Sections 6.04(c), 6.04(d) and 6.04(e);
(g)    any transactions permitted by Section 6.03; and
(h)    transactions occurring on the Effective Date and contemplated hereby (including, without limitation, the Merger and the other transactions contemplated by the Merger Agreement, the Commercial Lines Master Agreement or the Personal Lines Master Agreement (each as defined in the Merger Agreement), and any transactions in connection therewith) and any amendments thereto.
SECTION 6.09    Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by insurance law and related regulations or other law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date for and with respect to Tower and its Subsidiaries, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions or conditions imposed by any tax sharing, tax allocation or similar tax arrangement or agreement entered into among the Borrower and its Subsidiaries.
SECTION 6.10    Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date (which, for the avoidance of doubt, includes the Insurance Business and asset management activities) or any business related or incidental thereto. Without limiting the generality of the foregoing, Holdings shall at all times serve as holding company for the Equity Interests of the Borrower, and shall not conduct any other material business.
SECTION 6.11    Accounting Changes; Fiscal Year. Make any change in (i) its accounting policies or financial reporting practices except as required or permitted by GAAP or SAP, as the case may be, in effect from time to time or (ii) its fiscal year.
SECTION 6.12    Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
SECTION 6.13    Prepayments, Etc. of Other Indebtedness; and Modifications of Certain Other Agreements.
(a)    Directly or indirectly make, or agree or offer to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except the following shall be permitted:
(i)    payments of Indebtedness created under the Loan Documents;
(ii)    payments of regularly scheduled interest and principal payments as and when due in respect of any other Indebtedness, provided that such Indebtedness is permitted by Section 6.01; and
(iii)    Deferred Acquisition Payments, if such payment is permitted by Section 6.07.
(b)    Except as may be required by any Applicable Insurance Regulatory Authority, terminate, amend, waive or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Equity as a “security” under Section 8‑103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Equity to the Administrative Agent), other than any such amendments or modifications which are not adverse in any respect to the interest of the Lenders or which are required in connection with a transaction permitted by Section 6.03.

SECTION 6.14    Financial Covenants.
(a)    Minimum ACP Current Assets. Permit, at any time, ACP to have ACP Current Assets having an aggregate fair market value of less than (i) $275,000,000 plus the aggregate amount of Unpaid Loss and Loss Adjustment Expense (LAE) Reserves and unearned premium, for the period from the Effective Date until December 31, 2015 and (ii) $300,000,000 plus the aggregate amount of Unpaid Loss and Loss Adjustment Expense (LAE) Reserves and unearned premium at all times after December 31, 2015.
(b)    Maximum ACP Leverage Ratio. Permit, at any time, the ACP Leverage Ratio to be more than (i) 0.60:1.00 from the Effective Date until December 31, 2015 and (ii) 0.50:1.00 at all times after December 31, 2015.
(c)    Minimum ACP Fixed Charge Coverage Ratio. Permit, for any Test Period, the ACP Fixed Charge Coverage Ratio to be less than 1.40:1.00.
(d)    Calculations. For purposes of determining compliance with the Financial Covenant set forth in Section 6.14(c), with respect to any Test Period during which a Permitted Acquisition or an Asset Sale has occurred: (i) the components of ACP Fixed Charge Coverage Ratio shall be calculated with respect to such Test Period on a Pro Forma Basis as if each such Permitted Acquisition had been consummated on the first day of such Test Period and as if each such Asset Sale had been consummated on the day immediately prior to the first day of such Test Period; and (ii) ACP Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.
(e)    Equity Cure Right. In the event the Borrower fails to comply with either of the Financial Covenants set forth in Section 6.14(b) or 6.14(c) as of any applicable measurement date or for any applicable measurement period (as applicable), any cash equity contribution to ACP (funded with proceeds of common equity (or the equivalent) issued by Holdings or other equity issued by Holdings having terms reasonably acceptable to the Administrative Agent and the Required Lenders and in any case not constituting Disqualified Stock) within ten (10) days following such measurement date will, at the irrevocable election of the Borrower, be included in the calculation of ACP Adjusted EBITDA and/or ACP Net Worth, as applicable, solely for the purposes of determining compliance with such Financial Covenants at the applicable measurement date or end of the applicable measurement period and any subsequent period that includes such date or period (any such equity contribution so included in the calculation of ACP Adjusted EBITDA and/or ACP Net Worth, a “Specified Equity Contribution”); provided, that (i) notice of the Borrower’s intent to make a Specified Equity Contribution shall be delivered no later than the day on which the Financial Covenant is required to be measured pursuant hereto, (ii) in each consecutive four (4) fiscal quarter period there will be at least two (2) fiscal quarters in which no Specified Equity Contribution is made, (iii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with such Financial Covenants, (iv) all Specified Equity Contributions will be disregarded for purposes of the calculation of ACP Adjusted EBITDA and ACP Net Worth for all other purposes, including calculating basket levels, pricing, determination of other items governed by reference thereto and (v) there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Effective Date.
SECTION 6.15    Limitation on Creation of Subsidiaries. After the Effective Date, establish, create or acquire any additional Subsidiaries without the prior written consent of the Administrative Agent; provided that, without such consent, the Borrower may: (i) establish or create one or more Wholly Owned

Subsidiaries of the Borrower; and (ii) establish, create or acquire one or more Wholly Owned Subsidiaries in connection with an Investment permitted pursuant to Section 6.04, so long as, in each case with respect to clauses (i) and (ii) above in this Section 6.15, the Borrower complies with the provisions of Section 5.11, if applicable.
SECTION 6.16    Prohibited ACP Transaction. Cause or permit ACP to enter into any Prohibited ACP Transaction.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.06(b) or 5.08 or in Article VI;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) consecutive calendar days after the earlier of (i) actual knowledge of the Borrower of such default and (ii) notice thereof from the Administrative Agent to the Borrower;
(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; provided, that any deferral of payments in respect of the Trust Preferred Securities which is expressly permitted under and pursuant to the indenture relating thereto shall not, in and of itself, be considered an Event of Default under this clause (f);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    there is entered against the Borrower or any Subsidiary thereof (A) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third‑party insurance, has been notified of the potential claim and does not dispute coverage), or (B) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and in case of either (A) or (B), (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(l)    one or more ERISA Events or noncompliance with respect to Foreign Pension Plans shall have occurred that when taken together with all other such ERISA Events and noncompliance with respect to Foreign Pension Plans that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries and its ERISA Affiliates in an aggregate amount exceeding (i) the Threshold Amount in any year or (ii) the Threshold Amount for all periods;
(m)    a Change in Control shall occur;
(n)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, shall cease to be in full force and effect; or the Borrower (or any Person by, through or on behalf of the Borrower) or any Loan Party (or any Person by, through or on behalf of such Loan Party), shall contest in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower or any Loan Party shall deny that it has any or further liability or obligation under any provision of any Loan Document, or purport to revoke, terminate or rescind any provision of any Loan Document; or

(o)    any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on the Pledged Equity covered thereby (except as otherwise expressly provided in such Security Document or in this Agreement)) in favor of the Administrative Agent, for the benefit of the Secured Parties, or shall be asserted by the Borrower or any Subsidiary not be a valid, perfect, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Pledged Equity or Collateral, as the case may be, covered thereby;
(p)    any one or more Insurance Licenses of the Borrower or any of its Regulated Insurance Companies shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non‑renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;
(q)    the Indebtedness under any obligations to make Deferred Acquisition Payments or any other subordinated Indebtedness of the Borrower or any Subsidiary constituting Material Indebtedness, in each case shall cease (or the Borrower or an Affiliate of the Borrower shall so assert), for any reason, to be (or shall be asserted by the Borrower or any Subsidiary not to be) validly subordinated to the Obligations as provided in agreements, if any, evidencing or relating to such subordinated Indebtedness or the Borrower or any Subsidiary shall have made a Deferred Acquisition Payment in violation of the subordination provisions governing such Deferred Acquisition Payment; or
(r)    ACP shall default on its obligations pursuant to the Retrocession Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of any Lender shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of any Lender shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
SECTION 8.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
SECTION 8.02    Rights as a Lender. The entity serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such entity and its Affiliates may generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:
(a)    the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); and
(c)    except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Pledged Equity or the existence of the Pledged Equity or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05    Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent.
SECTION 8.06    Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower in writing at least thirty (30) days in advance of such resignation. Upon the resignation by AmTrust as Administrative Agent, National General shall have the right (but not the obligation) to become the successor Administrative Agent hereunder in its sole discretion. If National General elects not to become the successor Administrative Agent pursuant to the immediately preceding sentence or upon the resignation of any Person other than AmTrust serving as the Administrative Agent, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor; provided, that no such consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
SECTION 8.07    Non‑Reliance as Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08    No Partnership or Joint Venture. The Lenders are not partners or co‑venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. Subject to the provisions of this Agreement and the Security Documents, the Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
SECTION 8.09    Collateral and Guaranty Matters. In its capacity as Administrative Agent, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative

Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Pledged Equity is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Pledged Equity in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Pledged Equity: (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Pledged Equity pursuant hereto. Upon any sale or transfer of assets constituting Pledged Equity which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Pledged Equity that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Pledged Equity.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at Washington Mall, 7 Reid Street, Suite 404, Hamilton HM11 Bermuda, Attention of General Counsel;
(ii)    if to the Administrative Agent, to it at 59 Maiden Lane, 43rd Floor, New York, NY 10038, Attention of Stephen Ungar, General Counsel (Telecopy No. (212) 220‑7130; Telephone No. (646) 458‑7913); and
(iii)    if to (A) AmTrust International Insurance, Ltd. (in its capacity as Lender), to it at 59 Maiden Lane, 43rd Floor, New York, NY 10038, Attention of Stephen Ungar, General Counsel (Telecopy No. (212) 220‑7130; Telephone No. (646) 458‑7913), and (B) National General Re Ltd.,

to it at 59 Maiden Lane, 38th Floor, New York, NY 10038, Attention of Jeffrey Weissman, General Counsel (Telecopy No. (212) 380-9498; Telephone No. (212) 380-9479).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) changes Sections 2.18(b) or 2.18(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) except as provided in clause (d) of this Section or in any Pledge Agreement, release all or substantially all of the Pledged Equity, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)    Reserved.
(d)    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Borrower or any of its Subsidiary on any Pledged Equity (i) upon the payment and satisfaction in full in cash of all Obligations, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement and any applicable Security Document (and the Administrative Agent may rely conclusively on any certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Pledged Equity in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower and its Subsidiaries, including the proceeds of any sale, all of which shall continue to constitute part of the Pledged Equity.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents (including the Security Documents and the perfection of Liens pursuant thereto) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of one firm as counsel for the Administrative Agent (and, in addition to such firm, any local counsel engaged in each relevant jurisdiction by such firm), and one additional firm as counsel for the Lenders (and, in addition to such firm, any local counsel engaged in each relevant jurisdiction by such firm) and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non‑Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
SECTION 9.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) neither Lender may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the other Lender, except for any assignment or transfer by a Lender to an Affiliate advance written notice of which has been provided to the other Lender and to the Administrative Agent. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. In the event of any assignment or transfer of rights or obligations hereunder that is permitted pursuant to this Section 9.04, the assigning or transferring party shall execute and deliver, or cause to be executed and delivered, such agreements, documents and instruments as may be reasonably requested by the Administrative Agent to properly document and evidence the assignment or transfer under this Agreement and other Loan Documents.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case who need to know such Information in connection with the Loan Documents and the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or prospective assignee of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 9.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.
SECTION 9.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s‑length commercial transactions between the Borrower, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.16    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any Pledged Equity, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Pledged Equity to the Administrative Agent or otherwise deal with such Pledged Equity in accordance with the Administrative Agent’s instructions.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

ACP RE LTD., as Borrower

By: /s/ Michael Weiner
Name: Michael Weiner
Title: Chief Financial Officer

LONDON ACQUISITION COMPANY LIMITED, as Borrower

By: /s/ Jeffrey Weissmann
Name: Jeffrey Weissmann
Title: Director

GUARANTOR:

ACP RE HOLDINGS, LLC, as Guarantor

By: /s/ Michael Karfunkel
Name: Michael Karfunkel
Title: Sole Manager

ADMINISTRATIVE AGENT:

AMTRUST FINANCIAL SERVICES, INC., as Administrative Agent

By: /s/ Stephen B. Ungar
Name: Stephen B. Ungar
Title: Senior Vice President

LENDERS:

AMTRUST INTERNATIONAL INSURANCE, LTD., as a Lender

By: /s/ Chris Souter
Name: Chris Souter
Title: Alternate Director

NATIONAL GENERAL RE LTD., as a Lender

By: /s/ Peter Rendall
Name: Peter Rendall
Title: Treasurer

Signature Page to Credit Agreement
ACP Re Ltd.

SCHEDULE 2.01
COMMITMENTS

LENDER	COMMITMENT
AMTRUST INTERNATIONAL INSURANCE, LTD.	$125,000,000
NATIONAL GENERAL RE LTD.	$125,000,000
AGGREGATE COMMITMENT	$250,000,000